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                                                                     EXHIBIT 3.3


             CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF

                    6% SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                                 ONCORMED, INC.


                 The undersigned officers of Oncormed, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, do hereby certify that, pursuant to authority conferred by the Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted a resolution adopting a Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock (this "Certificate of Designation") providing for certain designations, powers, number, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of Three Hundred Thirty-Three (333) shares of 6% Series A Convertible Preferred Stock, $.01 par value per share, which resolution is as follows:

         RESOLVED: That pursuant to Article V of the Amended and Restated Certificate of Incorporation of this Corporation, the Board of Directors hereby establishes the following series of Preferred Stock, $.01 par value per share, of the Corporation having the designations, powers, number, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof set forth below:

                 Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as 6% Series A Convertible Preferred Stock (the "Series A Preferred") and the number of shares so designated shall be 333 (which shall not be subject to increase without the consent of the holders of the Series A Preferred ("Holder")). Each share of Series A Preferred shall have a par value of $.01 per share and a stated value of $10,000 per share (the "Stated Value").

                 Section 2.       Dividends.

                 (a) Holders of Series A Preferred shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 6% per annum, payable on a quarterly basis on March 31, June 30, September 30 and December 31 of each year during the term hereof (each a "Dividend Payment Date"), commencing on June 30, 1998, in cash or shares of Common Stock (as defined in Section 6) at
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(subject to the terms and conditions set forth herein) the option of the
Company, provided, that such initial payment on June 30, 1988 shall contain dividends accrued since the Original Issue Date. Any dividends not paid on any Dividend Payment Date shall accrue and shall be due and payable upon conversion of the Series A Preferred. A party that holds shares of Series A Preferred on a Dividend Payment Date will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such Dividend Payment Date, without regard to any sale or disposition of such Series A Preferred subsequent to the applicable record date. All overdue accrued and unpaid dividends and other amounts due herewith shall entail a late fee at the rate of 15% per annum (to accrue daily, from the date such dividend is due hereunder through and including the date of payment). Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued and unpaid on account of the Series A Preferred or on account of the Company's 6% Series B Convertible Preferred Stock (the "Series B Preferred"), if issued pursuant to the Purchase Agreement, such payment shall be distributed ratably among the holders of the Series A Preferred and Series B Preferred based upon the number of shares held by each Holder. The Company shall provide the Holders notice of its intention to pay dividends in cash or shares of Common Stock not less than 10 Trading Days prior to the Dividend Payment Date for so long as shares of Series A Preferred are outstanding. If dividends are paid in shares of Common Stock, the number of shares of Common Stock payable as such dividend to each Holder shall be equal to the cash amount of such dividend payable to such Holder on such Dividend Payment Date divided by the closing bid price of the Common Stock on the Trading Day immediately prior to such notice ("Dividend Conversion Price").

                 (b) Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of dividends (and must deliver cash in respect thereof) on the Series A Preferred if:

                          (i)  the number of shares of Common Stock at the time
authorized, unissued and unreserved for all purposes is insufficient to pay such dividends in shares of Common Stock;

                          (ii)  the shares of Common Stock to be issued in
respect of such dividends are not registered for resale pursuant to an effective registration statement that names the recipient of such dividend as a selling stockholder thereunder and may not be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), as determined by counsel to the Company pursuant to a written opinion letter, addressed to the Company's transfer agent in the form and substance acceptable to the Holder;

                          (iii)  the shares of Common Stock to be issued in
respect of such dividends are not listed on the American Stock Exchange (the "AMEX") or any other exchange or quotation system on which the Common Stock is then listed for trading; or

                          (iv)    the Company has failed to timely satisfy its
obligations pursuant to any Conversion Notice (as defined in Section 5(a)(ii)).

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                 (c)      So long as any Series A Preferred shall remain
outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 6), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Series A Preferred (except for the Series B Preferred), except for repurchases effected by the Company on the open market pursuant to a direct stock purchase plan.

                 Section 3. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Series A Preferred shall have no voting rights. However, so long as any shares of Series A Preferred are outstanding, the Company shall not, and shall cause its subsidiaries not to, without the affirmative vote of the Holders of all of the shares of the Series A Preferred then outstanding, (a) alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) or otherwise senior to or pari passu with the Series A Preferred, except for the Series B Preferred, (c) amend its Certificate of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders, (d) increase the authorized number of shares of Series A Preferred, or (e) enter into any agreement with respect to the foregoing.

                 Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Series A Preferred an amount equal to the Stated Value plus all accrued but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A Change of Control Transaction (as defined in Section 6) shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5.
The Company shall mail written notice of any such Liquidation, not less than 30 Trading Days prior to the payment date stated therein, to each record Holder of Series A Preferred.

                 Section 5.       Conversion.

                 (a)(i) Each share of Series A Preferred (in minimum amounts of $50,000 aggregate Stated Value or such lesser amounts as the Company agrees) shall be convertible into shares of Common Stock (subject to reduction pursuant to Section 5(a)(iii) and Section 3.15 of the Purchase Agreement at the Conversion Ratio (as defined in Section 6)) at the option of the Holder, in whole or in part, at any time after the Original Issue Date. The Holders shall effect conversions by surrendering the certificate or certificates representing the shares of Series A





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Preferred to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (the "Holder Conversion Notice"). Each Holder Conversion Notice shall specify the number of shares of Series A Preferred to be converted and the date on which such conversion is to be effected (the "Holder Conversion Date"), which date may not be prior to the date the Holder is deemed to have delivered such Holder Conversion Notice pursuant to Section 5(h). If no Holder Conversion Date is specified in the Holder Conversion Notice, the Holder Conversion Date shall be the date that the Holder Conversion Notice is deemed delivered pursuant to Section 5(h). Subject to Sections 5(b) and 5(a)(iii) hereof, each Holder Conversion Notice, once given, shall be irrevocable. If the Holder is converting less than all shares of Series A Preferred represented by the certificate or certificates tendered by the Holder with the Holder Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such Holder (in the manner and within the time set forth in Section 5(b)) a certificate for such number of shares of Series A Preferred as have not been converted.

                          (ii)  On or after the second anniversary of the
Original Issue Date, the Company may require the conversion of all, or a portion thereof, of the then outstanding and unconverted shares of Series A Preferred with such conversion being effectuated at the Conversion Price then in effect (subject to reduction pursuant to Section 5(a)(iii)) by delivering to the Holder of such shares to be converted a notice in the form attached hereto as Exhibit B (the "Company Conversion Notice"), provided, that, no such conversion is permitted unless at the time of the delivery of the Company Conversion Notice and on the Company Conversion Date (as defined below), (a) the Company shall have complied in all material respects with its obligations under the Registration Rights Agreement, (b) the shares of Common Stock issuable upon such conversion are listed for trading on the AMEX or any other exchange or quotation system on which the Common Stock is then listed for trading, (c) the Company is in compliance with all of its obligations under this Certificate of Designation, the Purchase Agreement and the Warrants, (d) the closing bid price of the Common Stock for at least 20 consecutive Trading Days immediately preceding the date of the Company Conversion Notice shall have been at least 150% of Initial Conversion Price. Each Company Conversion Notice shall specify the date on which such conversion is to be effected, which date may not be prior to the day after the Company delivers such Company Conversion Notice by facsimile or later than 10 Trading Days subsequent to such delivery (the "Company Conversion Date"). If no Company Conversion Date is specified in a Company Conversion Notice, the Company Conversion Date shall be the date that the Company Conversion Notice is deemed delivered pursuant to Section 5(ii). A Holder Conversion Date and a Company Conversion Date are sometimes referred to as the "Conversion Date" and a Holder Conversion Notice and a Company Conversion Notice are sometimes referred to as a "Conversion Notice." Any conversion pursuant to this Section 5(a)(ii) shall be subject to Section 5(b) with respect to consequences of the Company's failure to deliver shares of Common Stock in respect of a conversion under this Section 5. If a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such tendering Holder (in the manner and within the time set forth in Section 5(b)) a certificate for such number of shares of Series A Preferred as have not been converted.





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                          (iii)  If on the Conversion Date applicable to any
conversion, (A) the Common Stock is then listed for trading on the AMEX or any other exchange or quotation system on which the Common Stock is then listed or traded, (B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion of all outstanding shares of Series A Preferred and Series B Preferred, if issued, together with any shares of Common Stock previously issued upon conversion of Series A Preferred or of Series B Preferred, if issued, and in respect of payment of dividends hereunder or thereunder and shares of Common Stock issuable upon the exercise of Warrants, would equal or exceed 19.999%, or any threshold set by such exchange or quotation system, of the number of shares of Common Stock outstanding on the Original Issue Date (the "Issuable Maximum"), and (C) the Company has not previously obtained Stockholder Approval (as defined below), then the Company shall either (1) issue to any Holder so requesting conversion of Series A Preferred its pro rata portion of the Issuable Maximum in the same ratio that the number of shares of Series A Preferred held by any such Holder bears to all shares of Series A Preferred then outstanding and, with respect to any shares of Common Stock that otherwise would have been issuable to such Holder in respect of the Conversion Notice at issue or in respect of payment of dividends hereunder in excess of the Issuable Maximum, the Holder may require the Company to, as promptly as possible, but in no event later than 45 Trading Days convene a meeting of the holders of the Common Stock and use reasonable commercial efforts to obtain the Stockholder Approval, or (2) redeem, from funds legally available therefor at the time of such redemption, the balance of the Series A Preferred subject to such Conversion Notice at a price per share equal to the product of (i) the average Per Share Market Value for the five (5) Trading Days immediately preceding (x) the Conversion Date or (y) the date of payment in full by the Company of such redemption price, whichever is greater, and (ii) the Conversion Ratio calculated on the Conversion Date; provided, however, that if the Company opts to obtain Stockholder Approval under Section 5(iii)(c)(1) above and the Company fails for any reason to obtain such Stockholder Approval within the time period set forth in Section 5(iii)(c)(1) above, the Company shall be obligated to redeem the Series A Preferred not converted as a result of the provisions of this Section in accordance with the provisions of Section 5(iii)(c)(2) above, and, in such case, the late fee contemplated by the immediately succeeding sentence shall be deemed to accrue from the Conversion Date. If the Company has opted to redeem shares of Series A Preferred pursuant to Section 5(iii)(c)(2) above, and the Company fails for any reason to pay the redemption price under Section 5(iii)(c)(2) above within five Trading Days after the Conversion Date, the Company will pay a late fee on such redemption price at a rate of 15% per annum to the converting Holder, accruing from the Conversion Date until the redemption price plus any accrued late fees thereon is paid in full. The entire redemption price, including late fees thereon, shall be paid in cash. "Stockholder Approval" means the approval by a majority of the total votes cast on the proposal, in person or by proxy, at a meeting of the stockholders of the Company held in accordance with the Company's Certificate of Incorporation and by-laws, of the issuance by the Company of shares of Common Stock exceeding the Issuable Maximum as a consequence of the conversion of Series A Preferred and Series B Preferred, payment of dividends thereon and exercise of the Warrants into Common Stock at a price less than the greater of the book or market value on the Original Issue Date as and to the extent required pursuant to Rule 713 of the AMEX (or any successor or replacement provision thereof





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or any equivalent rule of any other exchange or quotation system on which the
Common Stock is then listed or traded).

                 (b) Not later than three Trading Days after any Conversion Date, the Company will deliver to the Holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred (subject to reduction pursuant to Section 5(a)(iii) and Section 3.15 of the Purchase Agreement), (ii) one or more certificates representing the number of shares of Series A Preferred not converted, (iii) a bank check in the amount of accrued and unpaid dividends (if the Company has elected to pay accrued but unpaid dividends in cash) and (iv) if the Company has elected to pay accrued but unpaid dividends in shares of Common Stock, certificates, which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1 (b) of the Purchase Agreement), representing such number of shares of Common Stock as equals such dividend divided by the Conversion Price on the Dividend Payment Date; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Series A Preferred until certificates evidencing such shares of Series A Preferred are either delivered for conversion to the Company or any transfer agent for the Series A Preferred or Common Stock, or the Holder of such Series A Preferred notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the Holder, if available, use reasonable commercial efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, are not delivered to or as directed by the applicable Holder by the fourth Trading Day after the Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Series A Preferred tendered for conversion. If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, prior to the third Trading Day after the Conversion Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, $5,000 for each day after such third Trading Day until such certificates are delivered. If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section prior to the 7th Trading Day after the Conversion Date, the Company shall, at the Holder's option (i) redeem, from funds legally available therefor at the time of such redemption, such number of shares of Series A Preferred then held by such Holder, as requested by such Holder, and (ii) pay all accrued but unpaid dividends on account of the Series A Preferred for which the Company shall have failed to issue Common Stock certificates hereunder, in cash. The redemption price shall be equal to the sum of (A) the aggregate of all accrued but unpaid dividends, plus (B) the number of shares of Series





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A Preferred then held by such Holder multiplied by (1) the average Per Share
Market Value for the five (5) Trading Days immediately preceding (x) the Conversion Date or (y) the date of payment in full by the Company of such prepayment price, whichever is greater, multiplied by, (2) the Conversion Ratio calculated on the Conversion Date. If the Holder has requested that the Company redeem shares of Series A Preferred pursuant to this Section and the Company fails for any reason to pay the redemption price set forth in the immediately preceding sentence within five Trading Days after such redemption notice is deemed delivered pursuant to Section 5(i), the Company will pay a late fee on the redemption price at a rate of 15% per annum, in cash to such Holder, accruing from such fifth Trading Day until the redemption price and any accrued late fees thereon is paid in full. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein (including, without limitation, damages relating to any purchase of shares of Common Stock by such Holder to make delivery on a sale effected in anticipation of receiving certificates representing shares of Common Stock upon conversion, such damages to be in an amount equal to (A) the aggregate amount paid by such Holder for the shares of Common Stock so purchased minus (B) the aggregate amount of net proceeds, if any, received by such Holder from the sale of the shares of Common Stock issued by the Company pursuant to such conversion), and such Holder shall have the right to pursue all remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief).

                 (c)      (i)     The conversion price for each share of Series
A Preferred (the "Conversion Price") in effect on any Conversion Date shall be the lesser of (a) 110% of the Per Share Market Value for the Trading Day immediately preceding the Original Issue Date (the "Initial Conversion Price") or (b) the Applicable Percentage (as defined in Section 6) multiplied by the average of five (5) closing bid prices of the Common Stock on the AMEX or other market or exchange on which the Common Stock is then listed or traded, during the thirty (30) Trading Days prior to the date of the applicable Conversion Notice, which five closing bid prices shall be chosen by the Holder converting such shares of Series A Preferred; provided, however, that, (a) if the Underlying Shares Registration Statement (as defined in the Registration Rights Agreement) is not filed on or prior to the Filing Date (as defined in the Registration Rights Agreement), or (b) if the Company fails to file with the Commission a request for acceleration in accordance with Rule 12d1-2 promulgated under the Securities Exchange Act of 1934, as amended, within three
(3) Trading Days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that an Underlying Shares Registration Statement will not be "reviewed," or not subject to further review, or (c) if the Underlying Shares Registration Statement is not declared effective by the Commission on or prior to the 90th day after the Original Issue Date, or (d) if such Underlying Shares Registration Statement is filed with and declared effective by the Commission but thereafter ceases to be effective as to all Registrable Securities (as such term is defined in the Registration Rights Agreement) at any time prior to the expiration of the "Effectiveness Period" (as such term is defined in the Registration Rights Agreement), without being succeeded within 10 Trading Days by a subsequent Underlying Shares Registration Statement filed with and declared effective by the Commission, or (e) if trading in the Common Stock shall be suspended for more than three (3) consecutive Trading Days or five (5) Trading Days in the aggregate, or (f) if the conversion rights of the





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Holders are suspended for any reason, or (g) if the Company breaches in a material respect any covenant or other material term or condition to this Agreement, the Purchase Agreement (other than a representation or warranty contained therein), the Warrants, the Registration Rights Agreement or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated thereby, and such breach continues for a period of thirty (30) days after written notice thereof to the Company, or (h) if the Company is required to convene a stockholders meeting pursuant to Section 5(a)(iii) and fails to convene a meeting of stockholders within the time periods specified in Section 5(a)(iii) or does so convene a meeting of stockholders within such time period but fails to obtain Stockholder Approval at such meeting, or (i) if the Company has breached Section 3(p) of the Registration Rights Agreement (any such failure or breach being referred to as an "Event," and for purposes of clauses (a), (c), (f) and (h) the date on which such Event occurs, or for purposes of clause (b) the date on which such five (5) day period is exceeded, or for purposes of clause (d) the date which such 10 Trading Day-period is exceeded, or for purposes of clause (e) the date on which such three Trading Day period is exceeded, or for clause (g) the date on which such thirty (30) day period is exceeded, being referred to as "Event Date"), the Conversion Price shall be decreased by 2% each month (i.e., the Conversion Price would decrease by 2% as of the Event Date and an additional 2% as of each monthly anniversary of the Event Date) until the earlier to occur of the second month anniversary after the Event Date and such time as the applicable Event is cured. Commencing the second month anniversary after the Event Date, the Company shall pay to the Holders $50,000 (each Holder being entitled to receive such portion of such amount as equals its pro rata portion of the Series A Preferred then outstanding) in cash as liquidated damages, and not as a penalty on the first day of each monthly anniversary of the Event Date until such time as the applicable Event, is cured, provided, however, that for purposes of clause (e) above, such liquidated damages payment shall be payable by the Company on the second month anniversary of any such suspension but will not be payable on any subsequent liquidated damages date unless trading in the Common Stock shall again be suspended for more than three (3) consecutive Trading Days or five (5) Trading Days in the aggregate prior to any such subsequent damages payment date. Any decrease in the Conversion Price pursuant to this Section shall continue notwithstanding the fact that the Event causing such decrease has been subsequently cured.

                          (ii)    If the Company, at any time while any shares
of Series A Preferred are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities or pari passu securities (other than with respect to the Series B Preferred) payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Initial Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.





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
                          (iii)  If the Company, at any time while any shares
of Series A Preferred are outstanding, shall issue rights or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value of Common Stock at the record date mentioned below, the Initial Conversion Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right or warrant to purchase Common Stock the issuance of which resulted in an adjustment in the Initial Conversion Price pursuant to this Section 5(c)(iii), the Initial Conversion Price shall immediately upon such expiration be recomputed, and effective immediately upon such expiration, be increased to the price which it would have been (but reflecting any other adjustments in the Initial Conversion Price made pursuant to the provisions of this Section 5 after the issuance of such rights or warrants) had the adjustment of the Initial Conversion Price made upon the issuance of such rights or warrants been made on the basis of that number of shares of Common Stock actually purchased upon the exercise of such rights or warrants.

                          (iv)     If the Company, at any time while shares of
Series A Preferred are outstanding, shall distribute to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii) and (iii) above), then in each such case the Conversion Price at which each share of Series A Preferred shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; provided, however, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, if the Holders of a majority in interest of the Series A Preferred dispute such valuation, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "Appraiser") selected in good faith by the Holders of a majority in interest of the shares of Series A Preferred then outstanding; and provided, further, that the Company, after receipt of the determination by such Appraiser shall have the right to select an additional Appraiser, in good faith, in which case the fair market value shall be equal to the average of the determinations by each such Appraiser. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so





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
distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

                          (v)     All calculations under this Section 5 shall
be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

                          (vi)    Whenever the Conversion Price is adjusted
pursuant to Section 5(c)(i),(ii),(iii) or (iv), the Company shall promptly mail to each Holder of Series A Preferred, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

                          (vii)   In case of a Change of Control Transaction,
the Holders of the Series A Preferred then outstanding shall have the right thereafter to convert such shares solely into other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such Change of Control Transaction, and the Holders shall be entitled upon such Change of Control Transaction to receive such amount of securities, cash or property as the shares of the Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such Change of Control Transaction would have been entitled. The terms of any such Change of Control Transaction shall include such terms so as to continue to give to the Holders the right to receive the securities, cash or property set forth in this Section 5(c)(vii) upon any conversion or redemption following such Change of Control Transaction. This provision shall similarly apply to successive Change of Control Transactions. With respect to any such Change of Control Transaction, each Holder shall have the option to require the Company to redeem, from funds legally available therefor at the time of such redemption, its shares of Series A Preferred at a price per share equal to the product of
(i) the average Per Share Market Value for the five (5) Trading Days immediately preceding (1) the effective date, the date of the closing or the date of the announcement, as the case may be, of the Change of Control Transaction triggering such redemption right or (2) the date of payment in full by the Company of the redemption price hereunder, whichever is greater, and
(ii) the Conversion Ratio calculated on the date of the closing or the effective date, as the case may be, of the Change of Control Transaction triggering such redemption right, as the case may be. The entire redemption price shall be paid in cash, and if any portion of the applicable redemption price shall not be paid by the Company within five (5) Trading Days after the date due, late fees shall accrue thereon at the rate of 15% per annum until the redemption price plus all such late fees are paid in full (which amount shall be paid as liquidated damages and not as a penalty). In addition, if any portion of such redemption price remains unpaid for more than five (5) Trading Days after the date due, the Holder of the Series A Preferred subject to such redemption may elect, by written notice to the Company given within 30 days after the date due, to either (i) demand conversion in accordance with the formula and the time frame therefor set forth in Section 5 of all of the shares of Series A Preferred for which such redemption price, plus accrued liquidated damages thereof, has not been paid in full (the "Unpaid Redemption Shares"), in which event the Per Share Market Price for such shares shall be the lower of the Per Share Market Price calculated on the date such redemption price was originally due and the Per Share Market Price as of the Holder's written demand for conversion, or (ii) invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. If the Holder elects option (i) above, the Company shall within three (3) Trading Days of its receipt of such election deliver to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such Holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Company shall promptly, and in any event not later than three (3) Trading Days from receipt of Holder's notice of such election, return to the Holder all of the Unpaid Redemption Shares.

                          (viii)   If:

                                  A. the Company shall declare a dividend (or any other distribution) on its Common Stock; or

                                  B.       the Company shall declare a special
                                           nonrecurring cash dividend on or a
                                           redemption of its Common Stock; or

                                  C.       the Company shall authorize the
                                           granting to all holders of the
                                           Common Stock rights or warrants to
                                           subscribe for or purchase any shares
                                           of capital stock of any class or of
                                           any rights; or

                                  D.       the approval of any stockholders of
                                           the Company shall be required in
                                           connection with any reclassification
                                           of the Common Stock of the Company,
                                           any Change of Control Transaction;
                                           or

                                  E.       the Company shall authorize the
                                           voluntary or involuntary
                                           dissolution, liquidation or winding
                                           up of the affairs of the Company;

then the Company shall use reasonable commercial efforts to file at each office or agency maintained for the purpose of conversion of Series A Preferred, and shall use reasonable commercial efforts to mail to the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 15 Trading Days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such Change of Control Transaction is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such Change of Control Transaction; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert shares of Series A

Preferred during the 15-Trading Day period commencing the date of such notice to the effective date of the event triggering such notice.

                          (ix)    If the Company (i) makes a public
announcement that it intends to enter into a Change of Control Transaction or
(ii) any person, group or entity (including the Company, but excluding a Holder or any affiliate of a Holder) publicly announces a bona fide tender offer, exchange offer or other transaction to purchase 50% or more of the Common Stock (such announcement being referred to herein as a "Major Announcement" and the date on which a Major Announcement is made, the "Announcement Date"), then, in the event that a Holder seeks to convert shares of Series A Preferred on or following the Announcement Date, the Conversion Price shall, effective upon the Announcement Date and continuing through the earlier to occur of the consummation of the proposed transaction or tender offer, exchange offer or other transaction and the Abandonment Date (as defined below), be equal to the lower of (x) the average Per Share Market Value on the five Trading Days immediately preceding (but not including) the Announcement Date and (y) the Conversion Price in effect on the Conversion Date for such Series A Preferred. "Abandonment Date" means with respect to any proposed transaction or tender offer, exchange offer or other transaction for which a public announcement as contemplated by this paragraph has been made, the date upon which the Company (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer, exchange offer or another transaction which caused this paragraph to become operative.

                 (d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Series A Preferred and payment of dividends on Series A Preferred, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5(a) and Section 5(c)) upon the conversion of all outstanding shares of Series A Preferred and payment of dividends hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradeable, subject to the legend requirements of Section 3.1 (b) of the Purchase Agreement.

                 (e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Series A Preferred shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

                 (f) The issuance of certificates for shares of Common Stock on conversion of Series A Preferred shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

                 (g) Shares of Series A Preferred converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of undesignated preferred stock.

                 (h) Any and all notices or other communications or deliveries to be provided by the Holders of the Series A Preferred hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Executive Officer of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder of Series A Preferred at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 8:00 p.m. (Eastern Time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 8:00 p.m. (Eastern Time) on any date and earlier than 11:59 p.m. (Eastern
Time) on such date, (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

                 Section 6. Definitions. For the purposes hereof, the following terms shall have the following meanings:

                 "Applicable Percentage" means (i) 97% for any conversion honored on or prior to March 31, 1998, (ii) 94% for any conversion honored during the first calendar month immediately following such date, (iii) 91% for any conversion honored during the second calendar month immediately following such date, (iv) 88% for any conversion honored during the third calendar month immediately following such date, (v) 85% for any conversion honored thereafter. For purposes hereof, a conversion is deemed to have been honored when the shares of Common Stock issuable in respect of such conversion are received by the Holder in accordance with the terms hereof.

                 "Change of Control Transaction " means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule

13d-5(b)(1) promulgated under the Exchange Act) of in excess of 50% of the voting securities of the Company, (ii) a replacement of more than one-half of the members of the Company's board of directors which is not approved by those individuals who are members of the board of directors on the date hereof in one or a series of related transactions, (iii) the sale of all or substantially all of the assets of the Company in one or a series of related transactions, (iv) the merger or consolidation of the Company with or into another entity unless the holders of the Common Stock immediately prior to such transactions continue to hold at least 50% of such securities immediately following such transaction or (v) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

                 "Common Stock" means the Company's common stock, $.01 par value, and stock of any other class into which such shares may hereafter have been reclassified or changed.

                 "Conversion Ratio" means, at any time, a fraction, of which the numerator is Stated Value plus accrued but unpaid dividends (including any accrued but unpaid late fees thereon) but only to the extent not paid in shares of Common Stock in accordance with the terms hereof, and of which the denominator is the Conversion Price at such time.

                 "Junior Securities" means the Common Stock and all other equity securities of the Company which are junior in rights and liquidation preference to the Series A Preferred.

                 "Original Issue Date" shall mean the date of the first issuance of any shares of the Series A Preferred regardless of the number of transfers of any particular shares of Series A Preferred and regardless of the number of certificates which may be issued to evidence such Series A Preferred.

                 "Per Share Market Value" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the AMEX or any other stock exchange or quotation system on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or
(b) if the Common Stock is not listed then on the AMEX or any stock exchange or quotation system, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority in interest of the shares of the Series A Preferred then outstanding; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

                 "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

                 "Purchase Agreement" means the Convertible Preferred Stock Purchase Agreement, dated as of the Original Issue Date, among the Company and the original Holders of the Series A Preferred.

                 "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Original Issue Date, by and among the Company and the original Holders of the Series A Preferred.

                 "Trading Day" means (a) a day on which the Common Stock is traded on the AMEX or other stock exchange or quotation system on which the Common Stock has been listed, or (b) if the Common Stock is not listed on the AMEX or any stock exchange or market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

                 "Underlying Shares" means the number of shares of Common Stock into which the Shares are convertible, the shares of Common Stock issuable upon payment of dividends thereon and the shares of Common Stock issuable upon exercise of the Warrants in accordance with the terms hereof, the Purchase Agreement and the Warrants.

                 "Warrants" means the common stock purchase warrants issued pursuant to the Purchase Agreement.

                 Section 7. Redemption Option Upon Triggering Event. In addition to all other rights of the Holders contained herein, after a Triggering Event (as defined below), each Holder shall have the right, as such Holder's option, to require the Company to redeem all or a portion of such Holder's Series A Preferred at a price per share of Series A Preferred equal to the product of (i) the average Per Share Market Value for the five (5) Trading Days immediately preceding (1) the date of the Triggering Event or (2) the date of payment in full by the Company of such redemption price, whichever is greater, and (ii) the Conversion Ratio calculated on the date of the Triggering Event. A "Triggering Event" shall be deemed to have occurred at such time as any of the following events:

                                  (i)    the failure of the Registration
Statement to be declared effective by the Commission on or prior to the date that is 180 days after the Original Issue Date;

                                  (ii)   while the Registration Statement is
required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to the Holder of the Series A Preferred for sale of the Registrable Securities (as defined in the Registration Rights Agreement) other than in accordance with the terms of the Registration Rights Agreement, provided that the cause of such lapse or unavailability is not due to factors solely within the control of such Holder seeking to be redeemed pursuant to this Section 8;

                                  (iii)  the failure of the Common Stock to be
listed on the AMEX, or any other exchange or quotation system on which the Common Stock is then listed for trading, for a period of five consecutive Trading Days; or

                                  (iv)   the Company's notice to any Holder of
Series A Preferred, including by way of public announcement, at any time, of its intention not to comply with proper requests for conversion of any Series A Preferred into shares of Common Stock.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                   EXHIBIT A

                              NOTICE OF CONVERSION
                           AT THE ELECTION OF HOLDER

(To be Executed by the Registered Holder in order to Convert shares of Series A Preferred)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below, into shares of Common Stock, $.01 par value (the "Common Stock"), of Oncormed, Inc. (the "Company") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
                                  ---------------------------------------------
                                  Date to Effect Conversion


                                  ---------------------------------------------
                                  Number of shares of Series A Preferred
                                  to be Converted


                                  ---------------------------------------------
                                  Number of shares of Common Stock to be Issued


                                  ---------------------------------------------
                                  Applicable Conversion Price


                                  ---------------------------------------------
                                  Signature


                                  ---------------------------------------------
                                  Name


                                  ---------------------------------------------
                                  Address

                                   EXHIBIT B

                            NOTICE OF CONVERSION AT
                          THE ELECTION OF THE COMPANY


The undersigned in the name and on behalf of Oncormed, Inc. (the "Company") hereby notifies the addressee hereof that the Company hereby elects to exercise
its right to convert [   ] shares of its 6% Series A Convertible Preferred
Stock (the "Series A Preferred") held by the Holder into shares of Common Stock, $.01 par value (the "Common Stock"), of the Company according to the terms hereof, as of the date written below. No fee will be charged to the Holder for any conversion hereunder, except for such transfer taxes, if any which may be incurred by the Company if shares are to be issued in the name of a person other than the person to whom this notice is addressed.



Conversion calculations:
                                  ---------------------------------------------
                                  Date to effect Conversion


                                  ---------------------------------------------
                                  Number of shares of Series A Preferred to be Converted


                                  ---------------------------------------------
                                  Number of shares of Common Stock to be Issued


                                  ---------------------------------------------
                                  Applicable Conversion Price


                                  ---------------------------------------------
                                  Name of Holder


                                  ---------------------------------------------
                                  Address of Holder

                 IN WITNESS WHEREOF, the undersigned has executed, signed, and acknowledged this Certificate of Designation this 25th day of February, 1998.


                           ONCORMED, INC.



                           By:  /s/ DOUGLAS DOLGINOW
                              -----------------------------------------------
                                Douglas Dolginow
                                President


ATTEST:
/s/ L. ROBERT JOHNSTON, JR.
-------------------------
L. Robert Johnston, Jr.
Secretary





                                       3